Exhibit 99.1

FOR IMMEDIATE RELEASE
PLEASE CONTACT:

Chad L. Stephens

405.948.1560

Website: www.phxmin.com

PHX MINERALS INC. REPORTS FOURTH QUARTER AND FISCAL 2021 RESULTS

AND ANNOUNCES DIVIDEND PAYMENT

OKLAHOMA CITY, Dec. 13, 2021 – PHX MINERALS INC. (“PHX” or the “Company”) (NYSE: PHX) today reported financial and operating results for the fourth quarter and fiscal year ended Sept. 30, 2021.

HIGHLIGHTS FOR THE PERIOD ENDED SEPT. 30, 2021, AND SUBSEQUENT EVENTS

•	Total production volumes for the full fiscal year 2021 increased 6% to 9,076 Mmcfe from 8,593 Mmcfe in the full fiscal year 2020.
•	Royalty production volumes for the full fiscal year 2021 increased 25% to 4,178 Mmcfe from 3,348 Mmcfe in the full fiscal year 2020.
•	Total production volumes for the fourth fiscal quarter of 2021 decreased 11% to 2,212 Mmcfe from 2,493 Mmcfe in the third fiscal quarter of 2021.
•	Royalty production volumes for the fourth fiscal quarter of 2021 decreased 17% to 998 Mmcfe from 1,205 Mmcfe in the third fiscal quarter of 2021.
•	Announced the quarterly dividend increased to 1.5 cents per share, a 50% increase, payable on March 3, 2022, to shareholders of record on February 17, 2022.
•	Recorded a net loss in fiscal 2021 of $(6.2) million, or $(0.24) per share, as compared to net loss of $(24.0) million, or $(1.41) per share, in fiscal 2020.
•	Recorded a net loss in the fourth quarter 2021 of $(3.8) million, or $(0.14) per share, as compared to a net loss of $(1.4) million, or $(0.05) per share, in the third fiscal quarter of 2021.
•	Adjusted EBITDA(1) increased in the full fiscal year 2021 to $15.0 million from $13.5 million in the full fiscal year 2020.
•

Adjusted EBITDA(1) decreased in the fourth fiscal quarter of 2021 to $4.1 million from $4.7 million in the third fiscal quarter of 2021 and increased from $2.7 million in the fourth fiscal quarter of 2020.

•	Reduced debt 39% from $28.8 million as of Sept. 30, 2020, to $17.5 million, as of Sept. 30, 2021.
•	Total debt to adjusted EBITDA(1) ratio was 1.17x at Sept. 30, 2021.
•	Increased the borrowing base to $32.0 million from $27.5 million.
•	Completed approximately $30.0 million of mineral and royalty interest acquisitions in fiscal 2021 and an additional approximately $10.0 million in fiscal 2022.
•

Completed the divestiture of 708 legacy non operated working interest wellbores for net proceeds of $4.6 million and the removal of approximately $0.7 million of asset retirement obligation from the balance sheet since Sept. 30, 2021.

(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

Chad L. Stephens, President and CEO, commented, “Throughout the last several quarters, we have repeatedly expressed our stated strategy to focus on growing our asset base through the acquisition of minerals in core areas with active development under reputable operators, high grade the asset base by divesting of lower margin working interest wells and strengthen the balance sheet.  As we close out an excellent fiscal year 2021, we can proudly report that we have achieved stellar results at the high end of expectations in all of these areas.

“An important barometer of the success of our strategy is produced royalty volumes, which increased year over year almost 25%, while our non-operated working interest volumes continue to decline and become a lower percent of our total company volumes.  Also, our adjusted EBITDA for the full fiscal year 2021 increased 11% year over year, we reduced our debt by 39% year over year and, since our fiscal year-end 2021, increased our bank borrowing base by 16%, which improves our liquidity. This increase is a direct reflection of high grading the asset base and our improving collateral profile. Most importantly, while paying down our debt by $11.3 million, we closed on the acquisition of minerals totaling approximately $30.0 million in fiscal year 2021. Since fiscal year-end, we

PHX Minerals Inc.

Reports Fourth Quarter and Fiscal 2021 Results …cont.

have announced the close of an additional $10.0 million of mineral acquisitions with $5.8 million more to close mid-December. Given these significant accomplishments and our confidence in continuing to execute our strategy, we are increasing our quarterly dividend by 50% to $.015 per share.

“With a stronger balance sheet, improved liquidity and allocating 100% of our free cash flow to our mineral acquisition strategy, we are excited about PHX’s ability to build shareholder value.”

OPERATING HIGHLIGHTS

	Fourth Quarter Ended	Fourth Quarter Ended	Year Ended	Year Ended
	Sept. 30, 2021	Sept. 30, 2020	Sept. 30, 2021	Sept. 30, 2020
Mcfe Sold	2,211,570	2,037,779	9,075,519	8,593,153
Average Sales Price per Mcfe	$5.46	$2.47	$4.16	$2.72
Gas Mcf Sold	1,609,101	1,423,602	6,699,720	5,962,705
Average Sales Price per Mcf	$4.27	$1.68	$3.13	$1.72
Oil Barrels Sold	54,043	55,626	224,479	269,785
Average Sales Price per Barrel	$68.02	$37.80	$56.58	$41.47
NGL Barrels Sold	46,369	46,737	171,488	168,623
Average Sales Price per Barrel	$32.91	$11.84	$23.80	$11.42

Total Production for the last four quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
9/30/2021	1,609,101	54,043	46,369	2,211,570
6/30/2021	1,879,343	55,492	46,753	2,492,813
3/31/2021	1,735,820	56,269	37,228	2,296,802
12/31/2020	1,475,456	58,675	41,138	2,074,334

Royalty Interest Production for the last four quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
9/30/2021	705,397	29,442	19,364	998,230
6/30/2021	908,471	31,095	18,255	1,204,571
3/31/2021	924,969	31,768	19,088	1,230,105
12/31/2020	487,925	27,840	14,948	744,653

Working Interest Production for the last four quarters was as follows:

Quarter ended	Mcf Sold	Oil Bbls Sold	NGL Bbls Sold	Mcfe Sold
9/30/2021	903,704	24,601	27,005	1,213,340
6/30/2021	970,872	24,397	28,498	1,288,242
3/31/2021	810,851	24,501	18,140	1,066,697
12/31/2020	987,531	30,835	26,190	1,329,681

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PHX Minerals Inc.

Reports Fourth Quarter and Fiscal 2021 Results …cont.

FINANCIAL HIGHLIGHTS

	Fourth Quarter Ended	Fourth Quarter Ended	Year Ended	Year Ended
	Sept. 30, 2021	Sept. 30, 2020	Sept. 30, 2021	Sept. 30, 2020
Working Interest Sales	$6,071,031	$2,937,807	$19,317,009	$12,914,080
Royalty Interest Sales	$6,007,389	$2,103,179	$18,432,035	$10,455,923
Natural Gas, Oil and NGL Sales	$12,078,420	$5,040,986	$37,749,044	$23,370,003

Lease Bonuses and Rental Income	$105,974	$118,174	$425,113	$690,961
Total Revenue	$4,071,567	$3,651,178	$21,971,668	$24,968,383

LOE per Mcfe	$0.51	$0.48	$0.47	$0.56
Transportation, Gathering and Marketing per Mcfe	$0.74	$0.55	$0.64	$0.56
Production Tax per Mcfe	$0.28	$0.09	$0.21	$0.12
G&A Expense per Mcfe	$0.97	$0.84	$0.90	$0.93
Interest Expense per Mcfe	$0.09	$0.16	$0.11	$0.15
DD&A per Mcfe	$0.71	$1.24	$0.85	$1.32
Total Expense per Mcfe	$3.30	$3.36	$3.18	$3.64

Net Income	$(3,764,200)	$(1,834,122)	$(6,217,237)	$(23,952,037)
Adjusted EBITDA(1)	$4,141,890	$2,723,331	$14,999,938	$13,465,853

Cash Flow from Operations	$(6,298,246)	$1,280,555	$3,942,087	$11,106,295
CapEx - Drilling & Completing	$36,413	$206,968	$733,172	$403,136
CapEx - Mineral Acquisitions	$1,287,082	$15,766	$20,624,347	$10,288,250

Borrowing Base			$27,500,000	$31,000,000
Debt			$17,500,000	$28,750,000
Debt/Adjusted EBITDA (1)			1.17	2.14
(1)	This is a non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

RESULTS OF FOURTH QUARTER 2021 COMPARED TO THE FOURTH QUARTER 2020

Natural gas, oil and NGL revenue increased 140% in the 2021 quarter as total production increased 9% and product prices increased 121%, relative to the 2020 quarter. Royalty revenue increased 186% in the 2021 quarter as total production increased 29% and product prices increased 122%, relative to the 2020 quarter. Total production increased due to the recent mineral and royalty interest acquisitions in the Haynesville play, in Texas and Louisiana, and SCOOP. These increases were offset by naturally declining production in the Eagle Ford and Arkoma Stack.

The 2% decrease in total cost per Mcfe in the 2021 quarter, relative to the 2020 quarter, was primarily driven by a decrease in DD&A. DD&A decreased $950,365, or 38%, in the 2021 quarter to $0.71 per Mcfe, as compared to $1.24 per Mcfe in the 2020 quarter. Of the decrease, $1,165,857 was a result of a $0.53 decrease in the DD&A rate per Mcfe, partially offset by an increase of $215,492 resulting from total production increasing 9% in the 2021 quarter. The rate decrease was partially due to higher natural gas, oil and NGL prices utilized in the reserve calculations during the 2021 period, as compared to 2020 period, lengthening the economic life of wells. This resulted in higher projected remaining reserves on a significant number of wells causing decreased units of production DD&A, despite the increase in projection.

No material impairment charge was recorded during the 2021 and 2020 quarters.

No significant divestitures of minerals occurred in the fourth quarter of 2021. In the fourth quarter of 2020, the Company sold open and non-producing net mineral acres in northwest Oklahoma for a gain of $717,640.

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PHX Minerals Inc.

Reports Fourth Quarter and Fiscal 2021 Results …cont.

On Sept. 2, 2021, the Company settled all of its derivative contracts with Bank of Oklahoma (“BOKF”) by paying $8.8 million.  On Sept. 3, 2021, the Company entered into new derivative contracts with BP Energy Company (“BP”) that had similar terms to the contracts settled with BOK and received a payment of $8.8 million from BP.  The new derivative contracts consisted of all fixed swap contracts and are secured under the Company’s credit facility with Independent Bank. The $8.8 million paid to BOK to settle the derivatives is included as a loss on derivatives. The $8.8 million received from BP was considered a cash flow from financing activities and had no effect on the statement of operations. The derivative activity was associated with entering into a new credit agreement with Independent Bank and ending the relationship with BOKF. The 2021 quarter included an $8.1 million loss on derivative contracts as compared to a $1.5 million loss for the 2020 quarter.

The Company’s net income (loss) changed from net loss of $(1.8) million in the 2020 quarter to a net loss of $(3.8) million in the 2021 quarter. The change was primarily due to the increase in loss on derivative contracts (as noted above) in 2021, partially offset by an increase in natural gas, oil and NGL revenue.

RESULTS OF FISCAL YEAR 2021 AS COMPARED TO FISCAL YEAR 2020

Natural gas, oil and NGL revenue increased 62% in 2021 as production increased 6% and product prices increased 53%, relative to 2020. Royalty revenue increased 76% in 2021 as total production increased 25% and product prices increased 41%, relative to 2020. Total production increased due to an increase in natural gas production from the recent mineral and royalty acquisitions in the Haynesville play of Texas and Louisiana, and slightly offset by naturally declining production in the Fayetteville, SCOOP and Arkoma STACK. The decrease in oil production was a result of naturally declining production in working interest wells in the Eagle Ford play and royalty wells in the Bakken play, due to the company strategy of no longer participating with working interest in new drilling in the Eagle Ford, and reduced drilling activity in the Bakken. These decreases were partially offset by new drilling in the STACK. The increase in NGL production is primarily attributable to high interest wells coming back online after being shut-in for part of fiscal year 2020, as well as new wells being brought online in the STACK. This was partially offset by naturally declining production in the SCOOP.

Given our strategic decision to cease participating with working interests, we plan to offset the natural decline of our existing production base by the development of our current inventory of mineral acreage and through acquisitions of additional mineral interests.

Expenses decreased in 2021, primarily the result of a decrease in the provision for impairment, DD&A, LOE and interest expense, offset by an increase in transportation, gathering and marketing expenses, production taxes and loss on debt extinguishment.  The reduction in DD&A expense is discussed above and the reduction in interest expense is due to the Company paying down $11.3 million of debt in 2021.  The increase in transportation, gathering and marketing expense and production taxes is due to the increase in production and related revenue.

An impairment expense of $50,475 was recorded during 2021 compared to $29,904,528 in 2020.  In 2020, an impairment of expense of $19.3 million and $7.3 million was recorded on the Fayetteville Shale and Eagle Ford fields, respectively. The remaining $2.7 million of impairment was taken on other producing assets.

In 2021, the Company sold 2,857 net mineral acres in the Central Basin Platform, TX, for a gain on sales of $0.2 million. In 2020, the Company sold 530 net mineral acres in Eddy County, N.M., for a gain on sales of $3.3 million and 5,925 open and non-producing net mineral acres in northwest Oklahoma for a net gain on sales of $0.7 million.

The Company’s net income (loss) changed from a net loss of $(24.0) million in 2020 to a net loss of $(6.2) million in 2021. The change in net (loss) was due to the increase in revenue mentioned above and decrease in expenses, partially offset by an increase in loss on derivative contracts and a decrease on net gain on sale of assets. Fiscal 2021 total revenues included a $16.2 million loss on derivative contracts, as compared to a $0.9 million gain on derivative contracts for 2020.

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PHX Minerals Inc.

Reports Fourth Quarter and Fiscal 2021 Results …cont.

OPERATIONS UPDATE

At Nov. 15, 2021, the Company had a total of 86 gross wells (0.46 net wells) in progress across its mineral positions and 33 gross active permitted wells. As of Nov. 15, 2021, there were 15 rigs operating on the Company’s acreage and 73 rigs operating within 2.5 miles of its acreage.

			Bakken/
			Three	Arkoma
	SCOOP	STACK	Forks	Stack	Permian	Fayetteville	Haynesville	Other	Total
As of 11/15/21:
Gross Wells in Progress on PHX Acreage	41	8	2	3	3	-	26	3	86
Net Wells in Progress on PHX Acreage	0.04	0.04	-	0.03	0.14	-	0.20	0.01	0.46
Gross Active Permits on PHX Acreage	13	6	5	4	-	-	-	5	33
As of 11/15/21:
Rigs Present on PHX Acreage	7	1	-	1	-	-	6	-	15
Rigs Within 2.5 Miles of PHX Acreage	19	14	9	2	3	-	16	10	73

Leasing Activity

During the fourth quarter of fiscal year 2021, the Company leased 265 net mineral acres for an average bonus payment of $402 and an average royalty of 20%.

			Bakken/
			Three	Arkoma
	SCOOP	STACK	Forks	Stack	Permian	Fayetteville	Haynesville	Other	Total
During Three Months Ended 9/30/21:
Net Mineral Acres Leased	184	37	-	-	30	-	-	14	265
Average Bonus per Net Mineral Acre	225	1,450	-	-	488	-	-	325	402
Average Royalty per Net Mineral Acre	20%	19%	-	-	25%	-	-	20%	20%

ACQUISITION AND DIVESTITURE UPDATE

During the fourth quarter of fiscal year 2021 through Nov. 15, 2021, the Company purchased 1,311 net royalty acres for $11,129,413.

			Bakken/
			Three	Arkoma
	SCOOP	STACK	Forks	Stack	Permian	Fayetteville	Haynesville	Other	Total
For the period ended 11/15/21: (1)
Net Mineral Acres Purchased	208	-	-	-	-	-	698	-	906
Net Royalty Acres Purchased	241	-	-	-	-	-	1,070	-	1,311
Price per Net Royalty Acre	$5,747	-	-	-	-	-	$9,107	-	$8,489
Net Mineral Acres Sold	-	-	-	-	-	-	-	-
Net Royalty Acres Sold	-	-	-	-	-	-	-	-	-
Price per Net Royalty Acre	-	-	-	-	-	-	-	-	-
(1)	Fourth quarter 2021 through Nov. 15, 2021.

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PHX Minerals Inc.

Reports Fourth Quarter and Fiscal 2021 Results …cont.

During the fourth quarter of fiscal year 2021 through Nov. 15, 2021, the Company sold 731 gross working interest wells (20.21 net wells).

For the Period Ended	Proceeds ($)	P&A Liability (Net Value $)	Gross Wells	Net Wells
September 30, 2021	$419,171	$37,242	23	1.28
November 23, 2021	$4,625,000	$693,235	708	18.93
	$5,044,171	$730,477	731	20.21

RESERVES UPDATE

At Sept. 30, 2021, proved reserves were 83.0 Bcfe, as calculated by DeGolyer and MacNaughton, the Company’s independent consulting petroleum engineering firm. This was a 44% increase, compared to the 57.7 Bcfe of proved reserves at Sept. 30, 2020. Total proved developed reserves increased 42% to 77.7 Bcfe, as compared to Sept. 30, 2020 reserve volumes, mainly due to 2021 pricing revisions, partially offset by production and performance revisions. The pricing revisions were due to well economic limits extending later than was projected in 2020 as a result of higher gas and oil prices. The performance revisions were principally due to lower performance of high-interest Mississippian and Woodford wells in the STACK play in Oklahoma that were brought online in 2021. Total proved undeveloped reserves increased 2.2 Bcfe, principally due to mineral interest acquisitions in the Haynesville Shale in Texas and Louisiana and Meramec and Woodford SCOOP play in Oklahoma. SEC prices used for the Sept. 30, 2021, report averaged $2.79 per Mcf for natural gas, $56.51 per barrel for oil and $20.58 per barrel for NGL, compared to $1.62 per Mcf for natural gas, $40.18 per barrel for oil and $9.95 per barrel for NGL for the Sept. 30, 2020, report. These prices reflect net prices received at the wellhead.

BORROWING BASE

On Sept. 1, 2021, the Company entered into a new four-year $100 million senior secured credit facility with an initial Borrowing Base of $27.5 million and a maturity date of Sept. 1, 2025 (the “New Credit Facility”). The New Credit Facility is led by Independent Bank and replaced the Company’s prior credit facility. On Dec. 6, 2021 the borrowing base was increased to $32.0 million.

FOURTH QUARTER EARNINGS CALL

PHX will host a conference call to discuss fourth quarter results at 5:00 p.m. EST on Dec. 13, 2021. Management’s discussion will be followed by a question and answer session with investors. To participate on the conference call, please dial 877-407-3088 (domestic) or 201-389-0927 (international). A replay of the call will be available for 14 days after the call. The number to access the replay of the conference call is 877-660-6853 and the PIN for the replay is 13725000.

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PHX Minerals Inc.

Reports Fourth Quarter and Fiscal 2021 Results …cont.

FINANCIALS

Statements of Operations

	Three Months Ended Sept. 30,		Year Ended Sept. 30,
	2021	2020	2021	2020
Revenues:
Natural gas, oil and NGL sales	$12,078,420	$5,040,986	$37,749,044	$23,370,003
Lease bonuses and rental income	105,974	118,174	425,113	690,961
Gains (losses) on derivative contracts	(8,112,827)	(1,507,982)	(16,202,489)	907,419
	$4,071,567	3,651,178	21,971,668	24,968,383
Costs and expenses:
Lease operating expenses	1,130,916	969,723	4,230,968	4,841,541
Transportation, gathering and marketing	1,628,634	1,116,587	5,767,287	4,812,869
Production taxes	622,266	187,628	1,938,304	1,022,912
Depreciation, depletion and amortization	1,569,631	2,519,996	7,745,804	11,313,783
Provision for impairment	4,620	-	50,475	29,904,528
Interest expense	204,925	328,359	995,127	1,286,788
General and administrative	2,142,205	1,718,422	8,207,882	8,024,901
Loss on debt extinguishment	260,236	-	260,236	-
Losses (gains) on asset sales and other	(178,615)	(677,355)	(356,127)	(3,997,902)
Total costs and expenses	7,384,818	6,163,360	28,839,956	57,209,420
Income (loss) before provision (benefit) for income taxes	(3,313,251)	(2,512,182)	(6,868,288)	(32,241,037)

Provision (benefit) for income taxes	450,949	(678,060)	(651,051)	(8,289,000)

Net income (loss)	$(3,764,200)	$(1,834,122)	$(6,217,237)	$(23,952,037)

Basic and diluted earnings (loss) per common share	$(0.14)	$(0.07)	$(0.24)	$(1.41)

Basic and diluted weighted average shares outstanding:
Common shares	29,997,490	18,289,502	25,742,202	16,856,792
Unissued, directors' deferred compensation shares	210,002	147,341	183,334	154,142
	30,207,492	18,436,843	25,925,536	17,010,934

Dividends declared per share of
common stock and paid in period	$0.01	$0.01	$0.04	$0.10

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PHX Minerals Inc.

Reports Fourth Quarter and Fiscal 2021 Results …cont.

Balance Sheets

	Sept. 30, 2021	Sept. 30, 2020
Assets
Current assets:
Cash and cash equivalents	$2,438,511	$10,690,395
Natural gas, oil and NGL sales receivables (net of $0	6,428,982	2,943,220
allowance for uncollectable accounts)
Refundable income taxes	2,413,942	3,805,227
Other	942,082	351,088
Total current assets	12,223,517	17,789,930
Properties and equipment at cost, based on
successful efforts accounting:
Producing natural gas and oil properties	319,984,874	324,886,491
Non-producing natural gas and oil properties	40,466,098	18,993,814
Other	794,179	582,444
	361,245,151	344,462,749
Less accumulated depreciation, depletion and amortization	(257,643,661)	(263,590,801)
Net properties and equipment	103,601,490	80,871,948

Investments	308	79,308
Operating lease right-of-use assets	607,414	690,316
Other, net	578,285	590,333
Total assets	$117,011,014	$100,021,835

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$772,717	$997,637
Derivative contracts, net	12,087,988	281,942
Current portion of operating lease liability	132,287	127,108
Income taxes payable	334,050	-
Accrued liabilities and other	1,809,337	1,297,363
Short-term debt	-	1,750,000
Total current liabilities	15,136,379	4,454,050

Long-term debt	17,500,000	27,000,000
Deferred income taxes, net	343,906	1,329,007
Asset retirement obligations	2,836,172	2,897,522
Derivative contracts, net	1,696,479	425,705
Operating lease liability, net of current portion	789,339	921,625
Total liabilities	38,302,275	37,027,909

Stockholders' equity:
Class A voting common stock, par value $0.01666 per share: 36,000,500 shares	545,956	377,304
authorized and 32,770,443 shares issued and outstanding at Sept. 30, 2021; 24,000,500 shares authorized and 22,647,306 shares issued and outstanding at Sept. 30, 2020
Capital in excess of par value	33,213,645	10,649,611
Deferred directors' compensation	1,768,151	1,874,007
Retained earnings	48,966,420	56,244,100
	84,494,172	69,145,022
Treasury stock, at cost: 388,545 shares at Sept. 30,
2021, and 411,487 shares at Sept. 30, 2020	(5,785,433)	(6,151,096)
Total stockholders' equity	78,708,739	62,993,926
Total liabilities and stockholders' equity	$117,011,014	$100,021,835

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PHX Minerals Inc.

Reports Fourth Quarter and Fiscal 2021 Results …cont.

Condensed Statements of Cash Flows

	Year ended Sept. 30,
	2021	2020
Operating Activities
Net income (loss)	$(6,217,237)	$(23,952,037)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	7,745,804	11,313,783
Impairment of producing properties	50,475	29,904,528
Provision for deferred income taxes	(985,101)	(4,647,000)
Gain from leasing fee mineral acreage	(421,915)	(685,927)
Proceeds from leasing fee mineral acreage	441,653	701,948
Net (gain) loss on sales of assets	(309,348)	(3,973,321)
ESOP contribution expense	-	103,104
Directors' deferred compensation expense	234,466	228,408
Total (gain) loss on derivative contracts	16,202,489	(907,419)
Cash receipts (payments) on settled derivative contracts	(11,925,669)	4,109,210
Restricted stock awards	801,200	743,897
Loss on debt extinguishment	260,236	-
Other	(11,099)	(2,611)
Cash provided (used) by changes in assets and liabilities:
Natural gas, oil and NGL sales receivables	(3,485,762)	1,434,426
Refundable income taxes	1,391,285	(2,299,785)
Other current assets	(436,401)	(89,931)
Accounts payable	(151,875)	1,308,731
Other non-current assets	(86,282)	(1,044,680)
Accrued liabilities	845,168	(1,139,029)
Total adjustments	10,159,324	35,058,332
Net cash provided by operating activities	3,942,087	11,106,295

Investing Activities
Capital expenditures	(733,172)	(403,136)
Acquisition of minerals and overriding royalty interests	(20,624,347)	(10,288,250)
Proceeds from sales of assets	988,600	4,228,868
Net cash provided (used) by investing activities	(20,368,919)	(6,462,518)

Financing Activities
Borrowings under Credit Facility	26,300,000	6,061,725
Payments of loan principal	(37,550,000)	(12,736,725)
Net proceeds from equity issuance	11,688,137	8,220,726
Cash receipts from (payments on) off-market derivative contracts	8,800,000	-
Purchases of treasury stock	(2,741)	(7,635)
Payments of dividends	(1,060,448)	(1,652,164)
Net cash provided (used) by financing activities	8,174,948	(114,073)

Increase (decrease) in cash and cash equivalents	(8,251,884)	4,529,704
Cash and cash equivalents at beginning of year	10,690,395	6,160,691
Cash and cash equivalents at end of year	$2,438,511	$10,690,395

Supplemental Disclosures of Cash Flow Information
Interest paid (net of capitalized interest)	$1,021,142	$1,306,967
Income taxes paid (net of refunds received)	$(1,391,225)	$(1,342,275)
Supplemental Schedule of Noncash Investing and Financing Activities
Additions and revisions, net, to asset retirement obligations	$-	$4

Gross additions to properties and equipment	$31,485,015	$10,701,284
Equity offering used for acquisitions	(10,272,288)	-
Net (increase) decrease in accounts payable for properties	144,792	(9,898)
and equipment additions
Capital expenditures, including dry hole costs	$21,357,519	$10,691,386

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PHX Minerals Inc.

Reports Fourth Quarter and Fiscal 2021 Results …cont.

Proved Reserves

	Proved Reserves SEC Pricing
	Sept. 30, 2021	Sept. 30, 2020
Proved Developed Reserves:
Mcf of Gas	60,287,881	40,924,083
Barrels of Oil	1,439,860	1,148,989
Barrels of NGL	1,467,092	1,135,864
Mcfe (1)	77,729,593	54,633,201
Proved Undeveloped Reserves:
Mcf of Gas	4,664,787	1,448,690
Barrels of Oil	64,980	184,668
Barrels of NGL	34,761	83,993
Mcfe (1)	5,263,233	3,060,656
Total Proved Reserves:
Mcf of Gas	64,952,668	42,372,773
Barrels of Oil	1,504,840	1,333,657
Barrels of NGL	1,501,853	1,219,857
Mcfe (1)	82,992,826	57,693,857

10% Discounted Estimated Future
Net Cash Flows (before income taxes):
Proved Developed	$86,793,303	$33,270,804
Proved Undeveloped	9,731,035	5,659,479
Total	$96,524,338	$38,930,283
SEC Pricing
Gas/Mcf	$2.79	$1.62
Oil/Barrel	$56.51	$40.18
NGL/Barrel	$20.58	$9.95

Proved Reserves - Projected Future Pricing (2)

10% Discounted Estimated Future	Proved Reserves
Net Cash Flows (before income taxes):	Sept. 30, 2021	Sept. 30, 2020
Proved Developed	$111,007,369	$63,648,347
Proved Undeveloped	11,989,928	7,197,350
Total	$122,997,297	$70,845,697

(1) Crude oil and NGL converted to natural gas on a one barrel of crude oil or NGL equals six Mcf of natural gas basis
(2) Projected futures pricing as of Sept. 30, 2021, and Sept. 30, 2020, basis adjusted to Company wellhead price

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PHX Minerals Inc.

Reports Fourth Quarter and Fiscal 2021 Results …cont.

Hedge Position as of Nov. 26, 2021

Fiscal Period	Product	Volume Mcf/Bbl	Swap Price	Collar Average Floor Price	Collar Average Ceiling Price
2022	Natural Gas	80,000		$3.50	$5.10
2022	Natural Gas	3,162,000	$2.93
2023	Natural Gas	300,000		$3.20	$4.86
2023	Natural Gas	1,980,000	$3.22
2024	Natural Gas	60,000		$3.00	$4.70
2024	Natural Gas	360,000	$3.40

2022	Crude Oil	125,500	$44.25
2023	Crude Oil	43,500	$52.84
2024	Crude Oil	4,500	$67.55

Non-GAAP Reconciliation

This press release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission (the “SEC”), including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our financial statements. These measures, detailed below, are provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes thereto), included in our SEC filings and posted on our website.

Adjusted EBITDA Reconciliation

Adjusted EBITDA excluding unrealized gains (losses) on derivatives and including cash receipts from off-market derivatives is defined as adjusted EBITDA. We have included a presentation of adjusted EBITDA excluding unrealized gains (losses) on derivatives and including cash receipts from off-market derivatives because we recognize that certain investors consider this amount a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. Adjusted EBITDA excluding unrealized gains (losses) on derivative contracts and including cash receipts from off-market derivatives has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted EBITDA excluding unrealized gains (losses) on derivatives and including cash receipts from off market-derivatives may not be comparable to a similarly titled measure of other companies. The following table provides a presentation of net income (loss) to adjusted EBITDA and of the resulting adjusted EBITDA excluding unrealized gains (losses) on derivative contracts and including cash receipts from off-market derivatives for the periods indicated:

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PHX Minerals Inc.

Reports Fourth Quarter and Fiscal 2021 Results …cont.

	Fourth Quarter Ended	Fourth Quarter Ended	Year Ended	Year Ended	Third Quarter Ended
	Sept. 30, 2021	Sept. 30, 2020	Sept. 30, 2021	Sept. 30, 2020	June 30, 2021
Net Income (Loss)	$(3,764,200)	$(1,834,122)	$(6,217,237)	$(23,952,037)	$(1,356,594)
Plus:
Income Tax Expense
(Benefit)	450,949	(678,060)	(651,051)	(8,289,000)	(816,000)
Interest Expense	204,925	328,359	995,127	1,286,788	220,439
DD&A	1,569,631	2,519,996	7,745,804	11,313,783	2,137,707
Impairment	4,620	-	50,475	29,904,528	45,855
Less:
Unrealized gains (losses)
on derivatives	3,124,035	(2,387,158)	(4,276,820)	(3,201,791)	(4,482,793)
Plus:
Cash receipts from off-market derivative contracts(1)	8,800,000	-	8,800,000	-	-
Adjusted EBITDA	$4,141,890	$2,723,331	$14,999,938	$13,465,853	$4,714,200

Debt			$17,500,000	$28,750,000
Debt/Adjusted EBITDA			1.17	2.14

(1) The initial receipt of cash from BP for entering into the off-market derivative contracts has no effect on the statement of operations and is considered a cash flow from financing activities.

PHX Minerals Inc. (NYSE: PHX) Oklahoma City-based, PHX Minerals Inc. is a natural gas and oil mineral company with a strategy to proactively grow its mineral position in its core areas of focus. PHX owns approximately 251,000 net mineral acres principally located in Oklahoma, Texas, Louisiana, North Dakota, and Arkansas. Additional information on PHX can be found at www.phxmin.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as “anticipates,” “plans,” “estimates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect PHX’s current views about future events. Forward-looking statements may include, but are not limited to, statements relating to: the Company’s ability to execute its business strategies; the volatility of realized natural gas and oil prices; the level of production on the Company’s properties; estimates of quantities of natural gas, oil and NGL reserves and their values; general economic or industry conditions; legislation or regulatory requirements; conditions of the securities markets; the Company’s ability to raise capital; changes in accounting principles, policies or guidelines; financial or political instability; acts of war or terrorism; title defects in the properties in which the Company invests; and other economic, competitive, governmental, regulatory or technical factors affecting properties, operations or prices. Although the Company believes expectations reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. Such forward-looking statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the Company’s management. Information concerning these risks and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, available on the Company’s website or the SEC’s website at www.sec.gov.

Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

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